EXHIBIT 99.1

Norwegian Cruise Line Holdings Reports Strong First Quarter 2024 Financial Results

Revenue up 20% year-over-year on strong demand

Company beat Q1 guidance across key metrics and raises full year guidance based on strong revenue

MIAMI, May 01, 2024 (GLOBE NEWSWIRE) -- Norwegian Cruise Line Holdings Ltd. (NYSE: NCLH) (together with NCL Corporation Ltd., (“NCLC”), “Norwegian Cruise Line Holdings”, “Norwegian”, “NCLH” or the “Company”) today reported financial results for the first quarter ended March 31, 2024 and provided guidance for the second quarter and full year 2024.

First Quarter 2024 Highlights:

  Generated total revenue of $2.2 billion, a 20% increase compared to the same period in 2023 on 8% capacity growth, with GAAP net income of $17.4 million, or EPS of $0.04.
  Adjusted EBITDA nearly doubled over the prior year to $464.0 million, above guidance of $450 million. Achieved Adjusted EPS of $0.16, exceeding guidance of $0.12, compared to a loss of $(0.30) in the first quarter of 2023. Quarter performance was driven by strong revenue growth and continued focus on cost reductions and efficiencies.1
  The Company’s ongoing margin enhancement initiative drove continued improvement in operating costs. Gross Cruise Costs per Capacity Day was approximately $300 for the quarter. Adjusted Net Cruise Costs excluding Fuel per Capacity Day was approximately $165, or $164 in Constant Currency, in line with guidance, and flat year-over-year when the $5 Dry-dock impact is excluded.
  Occupancy was 104.6% for the quarter, in line with guidance, and total revenue per Passenger Cruise Day increased approximately 8%, compared to Q1 2023.
  Gross margin per Capacity Day was up 53% versus 2023 on an as reported and Constant Currency basis. Net Yield growth beat guidance increasing approximately 16.4%, or 16.2% versus 2023 on a Constant Currency basis.
  Total debt was $13.7 billion. Net Leverage declined a full turn from December 31, 2023, ending the quarter at 6.3x.

Recent Highlights

  Announced the most transformative newbuild program in the Company’s history—a total of eight state-of-the-art vessels, representing nearly 25,000 additional berths, with new classes of ships for each of its three award-winning brands—and the construction of a multi-ship pier at Great Stirrup Cay, the Company’s private island destination in the Bahamas.
  S&P Global Ratings (S&P) upgraded both NCLC’s issuer credit rating and issue-level ratings. NCLC’s issuer credit rating has been upgraded to B+, marking a notable improvement in the Company’s creditworthiness. In addition, S&P raised the issue-level ratings on NCLC’s existing secured and unsecured debt. The Company’s senior secured debt ratings were raised to BB/BB- and its unsecured debt rating was upgraded two notches to B.

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[1]	See “Terminology”, “Non-GAAP Financial Measures” and “Outlook” below for additional information about Adjusted EPS, Adjusted EBITDA and other non-GAAP financial measures.

2024 Outlook

  Record bookings during the first quarter, drove a record booked position for the next twelve months.
  2024 full year Net Yield guidance on a Constant Currency basis increased 100 basis points from the prior guidance to approximately 6.4% from 5.4%.
  2024 full year Adjusted EBITDA guidance increased $50 million from the prior guidance to approximately $2.25 billion from $2.20 billion.
  Full year Adjusted Net Income guidance increased $45 million from prior guidance to $680 million from $635 million, and Adjusted EPS guidance increased $0.09 from prior guidance to $1.32 from $1.23.

“We kicked off 2024 with impressive momentum, with record bookings in the first quarter propelling us to continue our all-time high booked position and an unprecedented level of advance ticket sales. These achievements demonstrate the continued growing demand we are experiencing for our product and offerings,” remarked Harry Sommer, president and chief executive officer of Norwegian Cruise Line Holdings Ltd.

“Recently, we announced the most comprehensive newbuild program in our Company’s history- eight state-of-the-art vessels, each a new class for our three award-winning brands as well as the construction of a new pier at Great Stirrup Cay. Later this month at our Investor Day, we will be unveiling our comprehensive multi-year strategic, operational and financial updates, which will underscore our focus on delivering experiences that our guests truly value. By enhancing our capacity and elevating our product to create the best, largest, and most efficient vessels in our fleet, we are honoring our 57-year history of innovation that has always driven our growth and continues to be at the forefront of what we do,” continued Sommer.

Business, Operations and Booking Environment Update

The Company continues to experience healthy consumer demand and thanks to a strong WAVE season, had record bookings during the first quarter leading to a continued record booked position for the next twelve months. Additionally, onboard revenue per Capacity Day remains robust, up 11% in the quarter compared to 2023, with broad-based strength across all revenue streams. The Company’s advance ticket sales balance, including the long-term portion, ended the first quarter of 2024 at an all-time record high of $3.8 billion, approximately 13% higher than the same period of 2023.

Occupancy was 104.6% for the first quarter of 2024, in line with guidance. Full year 2024 Occupancy is expected to average 105.1%, consistent with prior guidance. In addition, pricing growth in the first quarter was also strong with total revenue per Passenger Cruise Day up approximately 8%, with capacity growth of 8% compared to 2023. Gross margin per Capacity Day was approximately $102 in the quarter, up 53% versus 2023 on an as reported and Constant Currency basis. Net Yield growth was up approximately 16.4%, or 16.2% versus 2023 on a Constant Currency basis, above guidance.

The Company demonstrated continued progress on its ongoing margin enhancement initiative and efforts to maximize revenue opportunities and rightsize its cost base. Gross Cruise Costs per Capacity Day was approximately $300 in the first quarter, compared to $298 last year. Adjusted Net Cruise Costs excluding Fuel per Capacity Day in the first quarter of 2024 was approximately $165, or $164 in Constant Currency, which included a $5 impact from increased Dry-dock days and related costs, in line with guidance and essentially flat year-over-year without the impact of these Dry-docks.

For the full year 2024, the Company increased its Net Yield guidance by 100 basis points from prior guidance to growth of approximately 6.4% from approximately 5.4% on a Constant Currency basis compared to 2023. The increase in guidance is driven by exceptional demand across all three brands which almost fully offsets the impact from the redeployed voyages related to the Middle East and Red Sea. Full year Adjusted Net Cruise Cost Excluding Fuel per Capacity Day guidance remained unchanged and is expected to be approximately $159, increasing approximately 3.4% in Constant Currency, which includes an approximate 300 basis point impact from Dry-dock days and related costs in the year. Excluding this impact, Adjusted Net Cruise Cost Excluding Fuel per Capacity Day would be essentially flat year-over-year. As a result, full year 2024 Adjusted EBITDA guidance increased by $50 million to $2.25 billion from $2.20 billion and Adjusted EPS guidance was increased by $0.09 to approximately $1.32 from approximately $1.23.

Liquidity and Financial Position

The Company is committed to prioritizing efforts to optimize its balance sheet and reduce leverage. As of March 31, 2024, the Company had total debt of $13.7 billion and Net Debt of $13.2 billion and improved its Net Leverage by a full turn compared to December 31, 2023, ending the first quarter of 2024 with Net Leverage of 6.3x.

At quarter-end, liquidity was $2.4 billion. This consists of approximately $559.8 million of cash and cash equivalents, $1.2 billion of availability under our undrawn Revolving Loan Facility and a $650 million undrawn backstop commitment. In March 2024 we successfully refinanced our $650 million backstop commitment, replacing the secured commitment with an unsecured commitment. Additionally, as part of this refinancing, we repaid our $250 million 9.75% senior secured notes due 2028, our highest interest rate debt.

“We are pleased to report that we exceeded our guidance metrics for the first quarter of 2024. Thanks to robust consumer demand and continued success on our operational efficiency efforts, we are raising our 2024 full-year guidance for key metrics including Net Yield, Adjusted EBITDA and Adjusted EPS,” said Mark A. Kempa, executive vice president and chief financial officer of Norwegian Cruise Line Holdings Ltd.

Kempa continued, “the momentum we are experiencing allows us to make significant progress on our deleveraging efforts. During the first quarter of 2024 we reduced Net Leverage by a full turn from the end of 2023, ending the quarter at 6.3x. We plan to continue this trend and expect to reduce Net Leverage 1.5 turns during the year compared to 2023 year-end, marking an important milestone in improving our balance sheet.”

First Quarter 2024 Results

GAAP net income was $17.4 million or EPS of $0.04 compared to net loss of $(159.3) million or EPS of $(0.38) in the prior year. The Company reported Adjusted Net Income of $69.5 million or Adjusted EPS of $0.16 in the first quarter of 2024. This compares to Adjusted Net Loss and Adjusted EPS of $(127.7) million and $(0.30), respectively, in the first quarter of 2023. Adjusted EBITDA in the first quarter was approximately $464.0 million, better than guidance of $450 million, and almost doubled compared to 2023, driven primarily by solid revenue performance and Adjusted Net Cruise Cost Excluding Fuel that was essentially flat year-on-year excluding the impact of Dry-docks.

Gross Cruise Costs per Capacity Day was approximately $300 in the quarter. Adjusted Net Cruise Costs excluding Fuel per Capacity Day was approximately $165, or $164 in Constant Currency, which includes $5 related to Dry-dock days, and would have been essentially flat year-over-year without these Dry-dock impacts, reflecting the benefits from the Company’s ongoing margin enhancement initiative.

The Company reported fuel expense of $198 million in the quarter. Fuel price per metric ton, net of hedges, decreased to $735 from $779 in 2023. Fuel consumption of 269,000 metric tons was slightly better than projections.

Interest expense, net was $218.2 million in 2024 compared to $171.3 million in 2023. The increase in interest expense reflects higher losses in 2024 from extinguishment of debt and debt modification costs, which were $29.0 million in 2024 compared to $2.4 million in 2023. Excluding these losses, the increase in interest expense was primarily a result of higher debt outstanding and higher rates.

Other income (expense), net was an income of $18.1 million in 2024 compared to an expense of $(9.0) million in 2023.

Outlook and Guidance

In addition to announcing the results for the first quarter 2024, the Company also provided guidance for the second quarter and full year 2024, along with accompanying sensitivities. The Company does not provide certain estimated future results on a GAAP basis because the Company is unable to predict, with reasonable certainty, the future movement of foreign exchange rates or the future impact of certain gains and charges. These items are uncertain and will depend on several factors, including industry conditions, and could be material to the Company’s results computed in accordance with GAAP. The Company has not provided reconciliations between the Company’s 2024 guidance and the most directly comparable GAAP measures because it would be too difficult to prepare a reliable U.S. GAAP quantitative reconciliation without unreasonable effort.

2024 Guidance
	Second Quarter 2024		Full Year 2024
	As Reported	Constant Currency	As Reported	Constant Currency
Net Yield	~4.3%	~4.3%	~6.4%	~6.4%
	~ $291	~ $291	~$285	~$285
Adjusted Net Cruise Cost	~5.8%	~5.8%	~3.5%	~3.4%
Excluding Fuel per Capacity Day[1]	~$165	~$165	~$159	~$159
Capacity Days	~5.74 million		~23.50 million
Occupancy	~105.7%		~105.1%
Adjusted EBITDA	~$555 million		~$2.25 billion
Adjusted Net Income	~ $160 million		~ $680 million
Adjusted EPS[2]	~$0.32		~$1.32
Diluted Weighted-Average Shares Outstanding[3]	~515 million		~516 million
Depreciation and Amortization	~$225 million		~$895 million
Adjusted Interest Expense, net[4]	~$185 million		~$740 million
Effect of a 1% change in Net Yield on	~$17 million		~ $67 million
Adjusted EBITDA / Adjusted EPS	~ $0.03		~ $0.13
Effect of a $1 change in Adjusted Net
Cruise Cost Excluding Fuel per Capacity	~$6 million		~$24 million
Day on Adjusted EBITDA / Adjusted EPS	~$0.01		~$0.05

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(1)	Q2 2024 includes an approximate 550 basis point, or $9, impact of increased Dry-dock days and related costs. Excluding this impact, the Adjusted Net Cruise Cost Excluding Fuel per Capacity Day would be essentially flat year-over-year, amounting to $156 in Q2 2024 as reported and in Constant Currency. Full Year 2024 includes an approximate 300 basis point, or $5, impact of increased Dry-dock days and related costs. Excluding this impact, the Adjusted Net Cruise Cost Excluding Fuel per Capacity Day would be essentially flat year-over-year, amounting to $154 in 2024 as reported and in Constant Currency.
(2)	Based on guidance and using diluted weighted-average shares outstanding of approximately 515 million for the second quarter of 2024 and 516 million for full year 2024. Adjusted EPS for the second quarter 2024 and full year 2024 assumes that all four of the Company’s exchangeable notes are fully dilutive and therefore excludes approximately $16 million and $62 million of interest expense, respectively, associated with the Company’s exchangeable notes.
(3)	Q2 2024 and full year 2024 assumes all four of the Company’s exchangeable notes are dilutive and therefore are included in diluted weighted-average shares outstanding.
(4)	Based on the Company’s March 31, 2024 outstanding variable rate debt balance, a one percentage point increase in annual SOFR interest rates would increase the Company’s annual interest expense by approximately $7 million excluding the effects of capitalization of interest.

The following reflects the foreign currency exchange rates the Company used in its second quarter and full year 2024 guidance.

Current Guidance
Euro	$1.08
British pound	$1.26
Australian Dollar	$0.65
Canadian Dollar	$0.74

Fuel

The following reflects the Company’s expectations regarding fuel consumption and pricing, along with accompanying sensitivities.

	Second Quarter 2024	Full Year 2024
Fuel consumption in metric tons[1]	245,000	995,000
Fuel price per metric ton, net of hedges[2]	$675	$705
Effect on Adjusted EPS of a 10% change in fuel prices, net of hedges	$0.01	$0.03

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(1)	Fuel consumption for the full year 2024 is expected to be split approximately evenly between heavy fuel oil and marine gas oil.
(2)	Fuel prices are based on forward curves as of 4/24/2024.

As of March 31, 2024, the Company had hedged approximately 55% and 22% of its total projected metric tons of fuel consumption for the remainder of 2024 and 2025, respectively. The following table provides amounts hedged and price per metric ton of heavy fuel oil (“HFO”) and marine gas oil (“MGO”).

	2024	2025
% of HFO Consumption Hedged[1]	35%	22%
Blended HFO Hedge Price / Metric Ton	$395	$402
% of MGO Consumption Hedged	74%	23%
Blended MGO Hedge Price / Metric Ton	$746	$738
Total % of Consumption Hedged	55%	22%

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(1)	Hedged derivatives include accounting hedges as well as economic hedges.

Capital Expenditures

Non-newbuild capital expenditures for the first quarter of 2024 were $127 million. Anticipated non-newbuild capital expenditures for full year 2024 are expected to be approximately $575 million including approximately $140 million in the second quarter.

Newbuild-related capital expenditures, net of export credit financing, are expected to be approximately $0.3 billion, $0.6 billion and $0.9 billion for the full years ending December 31, 2024, 2025 and 2026, respectively. Net newbuild-related capital expenditures for the first quarter of 2024 were approximately $60 million and are expected to be approximately $65 million for the second quarter of 2024.

Company Updates and Other Business Highlights:

Fleet and Brand Updates

  Oceania Cruises announced its 2026 Around the World voyage aboard Vista. Learn more here.
  Regent Seven Seas Cruises® announced its 2027 World Cruise will be hosted on board Seven Seas Splendor® for the first time. Learn more here.
  Oceania Cruises announced that celebrated Italian-American chef, author, restaurateur and Emmy award-winning food personality Giada De Laurentiis will be its new Brand and Culinary Ambassador. Learn more here.
  Norwegian Cruise Line unveiled all-new culinary experiences to debut aboard Norwegian Aqua, bringing three brand-new offerings: Sukhothai, NCL’s first-ever Thai restaurant, the new upscale Swirl Wine Bar, and Planterie, the brand’s first dedicated eatery offering a full plant-based menu. Learn more here.

Conference Call

The Company has scheduled a conference call for Wednesday, May 1, 2024 at 10:00 a.m. Eastern Time to discuss first quarter results and provide a business update. A link to the live webcast along with a slide presentation can be found on the Company’s Investor Relations website at https://www.nclhltd.com/investors. A replay of the conference call will also be available on the website for 30 days after the call.

About Norwegian Cruise Line Holdings Ltd.

Norwegian Cruise Line Holdings Ltd. (NYSE: NCLH) is a leading global cruise company which operates Norwegian Cruise Line, Oceania Cruises and Regent Seven Seas Cruises. With a combined fleet of 32 ships and approximately 66,500 berths, NCLH offers itineraries to approximately 700 destinations worldwide. NCLH expects to add 13 additional ships across its three brands through 2036, which will add approximately 41,000 berths to its fleet. To learn more, visit www.nclhltd.com.

Terminology

Adjusted EBITDA. EBITDA adjusted for other income (expense), net and other supplemental adjustments.

Adjusted EPS. Adjusted Net Income (Loss) divided by the number of diluted weighted-average shares outstanding.

Adjusted Gross Margin. Gross margin adjusted for payroll and related, fuel, food, other and ship depreciation. Gross margin is calculated pursuant to GAAP as total revenue less total cruise operating expense and ship depreciation.

Adjusted Net Cruise Cost Excluding Fuel. Net Cruise Cost less fuel expense adjusted for supplemental adjustments.

Adjusted Net Income (Loss). Net income (loss), adjusted for the effect of dilutive securities and other supplemental adjustments.

Berths. Double occupancy capacity per cabin (single occupancy per studio cabin) even though many cabins can accommodate three or more passengers.

Capacity Days. Berths available for sale multiplied by the number of cruise days for the period for ships in service.

Constant Currency. A calculation whereby foreign currency-denominated revenues and expenses in a period are converted at the U.S. dollar exchange rate of a comparable period in order to eliminate the effects of foreign exchange fluctuations.

Dry-dock. A process whereby a ship is positioned in a large basin where all of the fresh/sea water is pumped out in order to carry out cleaning and repairs of those parts of a ship which are below the water line.

EBITDA. Earnings before interest, taxes, and depreciation and amortization.

EPS. Diluted earnings (loss) per share.

GAAP. Generally accepted accounting principles in the U.S.

Gross Cruise Cost. The sum of total cruise operating expense and marketing, general and administrative expense.

Net Cruise Cost. Gross Cruise Cost less commissions, transportation and other expense and onboard and other expense.

Net Cruise Cost Excluding Fuel. Net Cruise Cost less fuel expense.

Net Debt. Long-term debt, including current portion, less cash and cash equivalents.

Net Leverage. Net Debt divided by Adjusted EBITDA.

Net Per Diem. Adjusted Gross Margin divided by Passenger Cruise Days.

Net Yield. Adjusted Gross Margin per Capacity Day.

Occupancy, Occupancy Percentage or Load Factor. The ratio of Passenger Cruise Days to Capacity Days. A percentage in excess of 100% indicates that three or more passengers occupied some cabins.

Passenger Cruise Days. The number of passengers carried for the period, multiplied by the number of days in their respective cruises.

Revolving Loan Facility. $1.2 billion senior secured revolving credit facility.

Non-GAAP Financial Measures

We use certain non-GAAP financial measures, such as Adjusted Gross Margin, Net Yield, Net Cruise Cost, Adjusted Net Cruise Cost Excluding Fuel, Adjusted EBITDA, Net Leverage, Net Debt, Adjusted Net Income (Loss), Adjusted EPS, and Net Per Diem, to enable us to analyze our performance. See “Terminology” for the definitions of these and other non-GAAP financial measures. We utilize Adjusted Gross Margin, Net Yield, and Net Per Diem to manage our business on a day-to-day basis because they reflect revenue earned net of certain direct variable costs. We also utilize Net Cruise Cost and Adjusted Net Cruise Cost Excluding Fuel to manage our business on a day-to-day basis. In measuring our ability to control costs in a manner that positively impacts net income (loss), we believe changes in Adjusted Gross Margin, Net Yield, Net Cruise Cost and Adjusted Net Cruise Cost Excluding Fuel to be the most relevant indicators of our performance.

As our business includes the sourcing of passengers and deployment of vessels outside of the U.S., a portion of our revenue and expenses are denominated in foreign currencies, particularly British pound, Canadian dollar, Euro and Australian dollar which are subject to fluctuations in currency exchange rates versus our reporting currency, the U.S. dollar. In order to monitor results excluding these fluctuations, we calculate certain non-GAAP measures on a Constant Currency basis, whereby current period revenue and expenses denominated in foreign currencies are converted to U.S. dollars using currency exchange rates of the comparable period. We believe that presenting these non-GAAP measures on both a reported and Constant Currency basis is useful in providing a more comprehensive view of trends in our business.

We believe that Adjusted EBITDA is appropriate as a supplemental financial measure as it is used by management to assess operating performance. We also believe that Adjusted EBITDA is a useful measure in determining our performance as it reflects certain operating drivers of our business, such as sales growth, operating costs, marketing, general and administrative expense and other operating income and expense. In addition, management uses Adjusted EBITDA as a performance measure for our incentive compensation. Adjusted EBITDA is not a defined term under GAAP nor is it intended to be a measure of liquidity or cash flows from operations or a measure comparable to net income (loss), as it does not take into account certain requirements such as capital expenditures and related depreciation, principal and interest payments and tax payments and it includes other supplemental adjustments.

In addition, Adjusted Net Income (Loss) and Adjusted EPS are non-GAAP financial measures that exclude certain amounts and are used to supplement GAAP net income (loss) and EPS. We use Adjusted Net Income (Loss) and Adjusted EPS as key performance measures of our earnings performance. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparison to our historical performance. In addition, management uses Adjusted EPS as a performance measure for our incentive compensation. The amounts excluded in the presentation of these non-GAAP financial measures may vary from period to period; accordingly, our presentation of Adjusted Net Income (Loss) and Adjusted EPS may not be indicative of future adjustments or results.

Net Leverage and Net Debt are performance measures that we believe provide management and investors a more complete understanding of our leverage position and borrowing capacity after factoring in cash and cash equivalents.

You are encouraged to evaluate each adjustment used in calculating our non-GAAP financial measures and the reasons we consider our non-GAAP financial measures appropriate for supplemental analysis. In evaluating our non-GAAP financial measures, you should be aware that in the future we may incur expenses similar to the adjustments in our presentation. Our non-GAAP financial measures have limitations as analytical tools, and you should not consider these measures in isolation or as a substitute for analysis of our results as reported under GAAP. Our presentation of our non-GAAP financial measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Our non-GAAP financial measures may not be comparable to other companies. Please see a historical reconciliation of these measures to the most comparable GAAP measure presented in our consolidated financial statements below.

Cautionary Statement Concerning Forward-Looking Statements

Some of the statements, estimates or projections contained in this release are “forward-looking statements” within the meaning of the U.S. federal securities laws intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts contained, or incorporated by reference, in this release, including, without limitation, our expectations regarding our future financial position, including our liquidity requirements and future capital expenditures, plans, prospects, actions taken or strategies being considered with respect to our liquidity position, including with respect to refinancing, amending the terms of, or extending the maturity of our indebtedness, our ability to comply with covenants under our debt agreements, expectations regarding our exchangeable notes, valuation and appraisals of our assets, expected fleet additions and cancellations, including expected timing thereof, our expectations regarding the impact of macroeconomic conditions and recent global events, and expectations relating to our sustainability program and decarbonization efforts may be forward-looking statements. Many, but not all, of these statements can be found by looking for words like “expect,” “anticipate,” “goal,” “project,” “plan,” “believe,” “seek,” “will,” “may,” “forecast,” “estimate,” “intend,” “future” and similar words. Forward-looking statements do not guarantee future performance and may involve risks, uncertainties and other factors which could cause our actual results, performance or achievements to differ materially from the future results, performance or achievements expressed or implied in those forward-looking statements. Examples of these risks, uncertainties and other factors include, but are not limited to the impact of: adverse general economic factors, such as fluctuating or increasing levels of interest rates, inflation, unemployment, underemployment and the volatility of fuel prices, declines in the securities and real estate markets, and perceptions of these conditions that decrease the level of disposable income of consumers or consumer confidence; implementing precautions in coordination with regulators and global public health authorities to protect the health, safety and security of guests, crew and the communities we visit and to comply with related regulatory restrictions; our indebtedness and restrictions in the agreements governing our indebtedness that require us to maintain minimum levels of liquidity and be in compliance with maintenance covenants and otherwise limit our flexibility in operating our business, including the significant portion of assets that are collateral under these agreements; our ability to work with lenders and others or otherwise pursue options to defer, renegotiate, refinance or restructure our existing debt profile, near-term debt amortization, newbuild related payments and other obligations and to work with credit card processors to satisfy current or potential future demands for collateral on cash advanced from customers relating to future cruises; our need for additional financing or financing to optimize our balance sheet, which may not be available on favorable terms, or at all, and our outstanding exchangeable notes and any future financing which may be dilutive to existing shareholders; the unavailability of ports of call; future increases in the price of, or major changes, disruptions or reduction in, commercial airline services; changes involving the tax and environmental regulatory regimes in which we operate, including new regulations aimed at reducing greenhouse gas emissions; the accuracy of any appraisals of our assets; our success in controlling operating expenses and capital expenditures; trends in, or changes to, future bookings and our ability to take future reservations and receive deposits related thereto; adverse events impacting the security of travel, or customer perceptions of the security of travel, such as terrorist acts, armed conflict, such as Russia’s invasion of Ukraine or the Israel-Hamas war, or threats thereof, acts of piracy, and other international events; public health crises, including the COVID-19 pandemic, and their effect on the ability or desire of people to travel (including on cruises); adverse incidents involving cruise ships; our ability to maintain and strengthen our brand; breaches in data security or other disturbances to our information technology systems and other networks or our actual or perceived failure to comply with requirements regarding data privacy and protection; changes in fuel prices and the type of fuel we are permitted to use and/or other cruise operating costs; mechanical malfunctions and repairs, delays in our shipbuilding program, maintenance and refurbishments and the consolidation of qualified shipyard facilities; the risks and increased costs associated with operating internationally; our inability to recruit or retain qualified personnel or the loss of key personnel or employee relations issues; impacts related to climate change and our ability to achieve our climate-related or other sustainability goals; our inability to obtain adequate insurance coverage; pending or threatened litigation, investigations and enforcement actions; volatility and disruptions in the global credit and financial markets, which may adversely affect our ability to borrow and could increase our counterparty credit risks, including those under our credit facilities, derivatives, contingent obligations, insurance contracts and new ship progress payment guarantees; any further impairment of our trademarks, trade names or goodwill; our reliance on third parties to provide hotel management services for certain ships and certain other services; fluctuations in foreign currency exchange rates; our expansion into new markets and investments in new markets and land-based destination projects; overcapacity in key markets or globally; and other factors set forth under “Risk Factors” in our most recently filed Annual Report on Form 10-K and subsequent filings with the Securities and Exchange Commission. The above examples are not exhaustive and new risks emerge from time to time. There may be additional risks that we consider immaterial or which are unknown. Such forward-looking statements are based on our current beliefs, assumptions, expectations, estimates and projections regarding our present and future business strategies and the environment in which we expect to operate in the future. These forward-looking statements speak only as of the date made. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in our expectations with regard thereto or any change of events, conditions or circumstances on which any such statement was based, except as required by law.

Investor Relations & Media Contacts

Sarah Inmon
(786) 812-3233
InvestorRelations@nclcorp.com

NORWEGIAN CRUISE LINE HOLDINGS LTD. CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited) (in thousands, except share and per share data)

	Three Months Ended
	March 31,
	2024	2023
Revenue
Passenger ticket	$1,459,814	$1,208,841
Onboard and other	731,401	613,098
Total revenue	2,191,215	1,821,939
Cruise operating expense
Commissions, transportation and other	436,210	409,684
Onboard and other	132,036	119,697
Payroll and related	344,281	304,155
Fuel	197,734	194,868
Food	84,708	95,966
Other	192,454	156,048
Total cruise operating expense	1,387,423	1,280,418
Other operating expense
Marketing, general and administrative	362,469	336,013
Depreciation and amortization	222,929	194,790
Total other operating expense	585,398	530,803
Operating income	218,394	10,718
Non-operating income (expense)
Interest expense, net	(218,177)	(171,257)
Other income (expense), net	18,137	(8,955)
Total non-operating income (expense)	(200,040)	(180,212)
Net income (loss) before income taxes	18,354	(169,494)
Income tax benefit (expense)	(1,001)	10,173
Net income (loss)	$17,353	$(159,321)
Weighted-average shares outstanding
Basic	426,803,519	422,655,215
Diluted	431,019,206	422,655,215
Earnings (loss) per share
Basic	$0.04	$(0.38)
Diluted	$0.04	$(0.38)

NORWEGIAN CRUISE LINE HOLDINGS LTD. CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS) (Unaudited) (in thousands)

	Three Months Ended
	March 31,
	2024	2023
Net income (loss)	$17,353	$(159,321)
Other comprehensive income (loss):
Shipboard Retirement Plan	95	64
Cash flow hedges:
Net unrealized gain (loss)	47,253	(18,475)
Amount realized and reclassified into earnings	(3,333)	(9,874)
Total other comprehensive income (loss)	44,015	(28,285)
Total comprehensive income (loss)	$61,368	$(187,606)

NORWEGIAN CRUISE LINE HOLDINGS LTD. CONSOLIDATED BALANCE SHEETS (Unaudited) (in thousands, except share data)

	March 31,	December 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$559,814	$402,415
Accounts receivable, net	282,313	280,271
Inventories	157,879	157,646
Prepaid expenses and other assets	590,148	472,816
Total current assets	1,590,154	1,313,148
Property and equipment, net	16,463,522	16,433,292
Goodwill	98,134	98,134
Trade names	500,525	500,525
Other long-term assets	1,172,853	1,147,891
Total assets	$19,825,188	$19,492,990
Liabilities and shareholders’ equity
Current liabilities:
Current portion of long-term debt	$1,744,221	$1,744,778
Accounts payable	204,971	174,338
Accrued expenses and other liabilities	1,019,620	1,058,919
Advance ticket sales	3,629,707	3,060,666
Total current liabilities	6,598,519	6,038,701
Long-term debt	12,005,296	12,314,147
Other long-term liabilities	859,282	839,335
Total liabilities	19,463,097	19,192,183
Commitments and contingencies
Shareholders’ equity:
Ordinary shares, $0.001 par value; 980,000,000 shares authorized; 429,025,827 shares issued and outstanding at March 31, 2024 and 425,546,570 shares issued and outstanding at December 31, 2023	429	425
Additional paid-in capital	7,708,869	7,708,957
Accumulated other comprehensive income (loss)	(464,423)	(508,438)
Accumulated deficit	(6,882,784)	(6,900,137)
Total shareholders’ equity	362,091	300,807
Total liabilities and shareholders’ equity	$19,825,188	$19,492,990

NORWEGIAN CRUISE LINE HOLDINGS LTD. CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited) (in thousands)

	Three Months Ended
	March 31,
	2024	2023
Cash flows from operating activities
Net income (loss)	$17,353	$(159,321)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization expense	245,092	210,676
(Gain) loss on derivatives	(1,125)	4,404
Loss on extinguishment of debt	29,000	2,434
Provision for bad debts and inventory obsolescence	1,532	1,199
Gain on involuntary conversion of assets	(2,846)	—
Share-based compensation expense	21,948	28,155
Net foreign currency adjustments on euro-denominated debt	(6,603)	1,021
Changes in operating assets and liabilities:
Accounts receivable, net	(4,052)	65,391
Inventories	(517)	2,812
Prepaid expenses and other assets	(83,414)	(127,192)
Accounts payable	29,987	(25,926)
Accrued expenses and other liabilities	(31,422)	(168,581)
Advance ticket sales	592,238	668,261
Net cash provided by operating activities	807,171	503,333
Cash flows from investing activities
Additions to property and equipment, net	(258,851)	(237,676)
Other	3,608	1,320
Net cash used in investing activities	(255,243)	(236,356)
Cash flows from financing activities
Repayments of long-term debt	(425,339)	(1,821,412)
Proceeds from long-term debt	92,406	1,330,622
Proceeds from employee related plans	—	2,618
Net share settlement of restricted share units	(22,032)	(11,306)
Early redemption premium	(19,163)	—
Deferred financing fees	(20,401)	(13,886)
Net cash used in financing activities	(394,529)	(513,364)
Net increase (decrease) in cash and cash equivalents	157,399	(246,387)
Cash and cash equivalents at beginning of the period	402,415	946,987
Cash and cash equivalents at end of the period	$559,814	$700,600

NORWEGIAN CRUISE LINE HOLDINGS LTD. NON-GAAP RECONCILING INFORMATION (Unaudited)

The following table sets forth selected statistical information:

	Three Months Ended
	March 31,
	2024	2023
Passengers carried	736,559	633,910
Passenger Cruise Days	6,112,370	5,497,106
Capacity Days	5,841,015	5,415,547
Occupancy Percentage	104.6%	101.5%

NORWEGIAN CRUISE LINE HOLDINGS LTD. NON-GAAP RECONCILING INFORMATION (Unaudited)

Adjusted Gross Margin, Net Per Diem, and Net Yield were calculated as follows (in thousands, except Net Yield, Net Per Diem, Capacity Days, Passenger Cruise Days, per Passenger Cruise Day and Capacity Day data):

	Three Months Ended
	March 31,
		2024
		Constant Currency
	2024	compared to 2023	2023
Total revenue	$2,191,215	$2,186,633	$1,821,939
Less:
Total cruise operating expense	1,387,423	1,383,936	1,280,418
Ship depreciation	208,094	208,094	181,569
Gross margin	595,698	594,603	359,952
Ship depreciation	208,094	208,094	181,569
Payroll and related	344,281	344,233	304,155
Fuel	197,734	197,710	194,868
Food	84,708	84,584	95,966
Other	192,454	190,586	156,048
Adjusted Gross Margin	$1,622,969	$1,619,810	$1,292,558

Passenger Cruise Days	6,112,370	6,112,370	5,497,106
Capacity Days	5,841,015	5,841,015	5,415,547

Total revenue per Passenger Cruise Day	$358.49	$357.74	$331.44
Gross margin per Passenger Cruise Day	$97.46	$97.28	$65.48
Net Per Diem	$265.52	$265.01	$235.13

Gross margin per Capacity Day	$101.99	$101.80	$66.47
Net Yield	$277.86	$277.32	$238.68

NORWEGIAN CRUISE LINE HOLDINGS LTD. NON-GAAP RECONCILING INFORMATION (Unaudited)

Gross Cruise Cost, Net Cruise Cost, Net Cruise Cost Excluding Fuel and Adjusted Net Cruise Cost Excluding Fuel were calculated as follows (in thousands, except Capacity Days and per Capacity Day data):

	Three Months Ended
	March 31,
		2024
		Constant Currency
	2024	compared to 2023	2023
Total cruise operating expense	$1,387,423	$1,383,936	$1,280,418
Marketing, general and administrative expense	362,469	362,416	336,013
Gross Cruise Cost	1,749,892	1,746,352	1,616,431
Less:
Commissions, transportation and other expense	436,210	434,787	409,684
Onboard and other expense	132,036	132,036	119,697
Net Cruise Cost	1,181,646	1,179,529	1,087,050
Less: Fuel expense	197,734	197,710	194,868
Net Cruise Cost Excluding Fuel	983,912	981,819	892,182
Less Other Non-GAAP Adjustments:
Non-cash deferred compensation (1)	719	719	578
Non-cash share-based compensation (2)	21,948	21,948	28,155
Adjusted Net Cruise Cost Excluding Fuel	$961,245	$959,152	$863,449

Capacity Days	5,841,015	5,841,015	5,415,547

Gross Cruise Cost per Capacity Day	$299.59	$298.98	$298.48
Net Cruise Cost per Capacity Day	$202.30	$201.94	$200.73
Net Cruise Cost Excluding Fuel per Capacity Day	$168.45	$168.09	$164.74
Adjusted Net Cruise Cost Excluding Fuel per Capacity Day	$164.57	$164.21	$159.44

___________________________

(1)	Non-cash deferred compensation expenses related to the crew pension plan and other crew expenses, which are included in payroll and related expense.
(2)	Non-cash share-based compensation expenses related to equity awards, which are included in marketing, general and administrative expense and payroll and related expense.

NORWEGIAN CRUISE LINE HOLDINGS LTD. NON-GAAP RECONCILING INFORMATION (Unaudited)

Adjusted Net Income (Loss) and Adjusted EPS were calculated as follows (in thousands, except share and per share data):

	Three Months Ended
	March 31,
	2024	2023
Net income (loss)	$17,353	$(159,321)
Non-GAAP Adjustments:
Non-cash deferred compensation (1)	1,233	1,010
Non-cash share-based compensation (2)	21,948	28,155
Extinguishment and modification of debt (3)	29,000	2,434
Adjusted Net Income (Loss)	$69,534	$(127,722)
Diluted weighted-average shares outstanding - Net income (loss) and Adjusted Net Income (Loss)	431,019,206	422,655,215
Diluted EPS	$0.04	$(0.38)
Adjusted EPS	$0.16	$(0.30)

___________________________

(1)	Non-cash deferred compensation expenses related to the crew pension plan and other crew expenses, which are included in payroll and related expense and other income (expense), net.
(2)	Non-cash share-based compensation expenses related to equity awards, which are included in marketing, general and administrative expense and payroll and related expense.
(3)	Losses on extinguishment of debt and modification of debt are included in interest expense, net.

NORWEGIAN CRUISE LINE HOLDINGS LTD. NON-GAAP RECONCILING INFORMATION (Unaudited)

EBITDA and Adjusted EBITDA were calculated as follows (in thousands):

	Three Months Ended
	March 31,
	2024	2023
Net income (loss)	$17,353	$(159,321)
Interest expense, net	218,177	171,257
Income tax (benefit) expense	1,001	(10,173)
Depreciation and amortization expense	222,929	194,790
EBITDA	459,460	196,553
Other (income) expense, net (1)	(18,137)	8,955
Other Non-GAAP Adjustments:
Non-cash deferred compensation (2)	719	578
Non-cash share-based compensation (3)	21,948	28,155
Adjusted EBITDA	$463,990	$234,241

___________________________

(1)	Primarily consists of gains and losses, net for foreign currency remeasurements.
(2)	Non-cash deferred compensation expenses related to the crew pension plan and other crew expenses, which are included in payroll and related expense.
(3)	Non-cash share-based compensation expenses related to equity awards, which are included in marketing, general and administrative expense and payroll and related expense.

NORWEGIAN CRUISE LINE HOLDINGS LTD. NON-GAAP RECONCILING INFORMATION (Unaudited)

Net Debt and Net Leverage were calculated as follows (in thousands):

	March 31,	December 31,
	2024	2023
Long-term debt	$12,005,296	$12,314,147
Current portion of long-term debt	1,744,221	1,744,778
Total Debt	13,749,517	14,058,925
Less: Cash and cash equivalents	559,814	402,415
Net Debt	$13,189,703	$13,656,510

Adjusted EBITDA	$2,090,479	1,860,731

Net Leverage	6.3x	7.3x